CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report in this Registration Statement on Form SB-2 pertaining to 625,000 shares of Sentra Consulting Corp. common stock of our report dated January 18, 2007 (except as to Note 7, as to which the date is February 8, 2007) on the financial statements of Sentra Consulting Corp. for the period July 6, 2006 (inception) to December 31, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

WOLINETZ, LAFAZAN & COMPANY, P.C.

/s/ Wolinetz, Lafazan & Company, P.C.

Rockville Centre, New York
February 9, 2007